Exhibit 99.1

Landcadia Holdings, Inc., Sponsored by Fertitta Entertainment, Inc. and Leucadia National Corporation, Announces Pricing of $250 Million Initial Public Offering

HOUSTON, TX, May 25, 2016 — Landcadia Holdings, Inc. (NASDAQ: LCAHU) (the “Company”) today announced the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “LCAHU” beginning on May 26, 2016. Each unit consists of one share of Class A common stock, and one warrant, of the Company. Each warrant is exercisable to purchase one-half of one share of Class A common stock at a price of $5.75 per one-half share ($11.50 per whole share). Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “LCA” and “LCAHW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Fertitta Entertainment, Inc. and Leucadia National Corporation. Tilman J. Fertitta, the Company’s Co-Chairman and Chief Executive Officer, is the sole shareholder, Chairman and Chief Executive Officer of Fertitta Entertainment, Inc., and Richard Handler, the Company’s Co-Chairman and President, is the Chief Executive Officer of Leucadia National Corporation.

Jefferies and Deutsche Bank Securities are serving as joint book runners, and Ladenburg Thalmann is serving as a co-manager, for the offering. Landcadia Holdings, Inc. has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, phone: 877-547-6340, email: Prospectus_Department@Jefferies.com or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com, phone: 800-503-4611.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (“SEC”) on May 25, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Richard H. Liem

(713) 850-1010

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.